ARTICLES OF AMENDMENT
OF
BSQUARE CORPORATION

Pursuant to RCW 23B.10.060, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is BSQUARE CORPORATION (the “Corporation”).

SECOND: The Articles of Incorporation are hereby amended by deleting Paragraph 2.1 of Article II in its entirety and replacing it with the new Paragraph 2.1 of Article II as follows:

ARTICLE II

Authorized Capital

2.1 Authorized Capital. The total authorized number of shares of the Corporation is Forty-Seven Million Five Hundred Thousand (47,500,000) shares; Thirty-Seven Million Five Hundred Thousand (37,500,000) shares of common stock without par or ascribed value; Ten Million (10,000,000) shares of Preferred Stock without par or ascribed value.

THIRD: This amendment shall be effective on October 6, 2005 at 1:30 p.m. PDT, in connection with a reverse split of the Corporation’s common stock, pursuant to which each holder of common stock will receive one share of common stock in exchange for every four shares of common stock held of record by such holder.

FOURTH: The foregoing amendment was adopted by the Board of Directors of the Corporation on October 5, 2005 without shareholder action in accordance with RCW 23B.10.020.

Dated: October 5, 2005.

BSQUARE CORPORATION

a Washington corporation

By: _/s/ Brian T. Crowley
Brian T. Crowley, President and
Chief Executive Officer